Exhibit 10.2

EXECUTION COPY

AMENDMENT NO. 1 TO

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of December 31, 2011, is by and among RALCORP RECEIVABLES CORPORATION, a Nevada corporation (the “Seller”), RALCORP HOLDINGS, INC., a Missouri corporation, as master servicer (in such capacity, the “Master Servicer”), the “Conduits” party hereto, the “Committed Purchasers” party hereto, the “Funding Agents” party hereto and JPMORGAN CHASE BANK, N.A., a national banking association, as agent for the Purchasers (in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Receivables Purchase Agreement (defined below).

WHEREAS, the Seller, the Master Servicer, the Purchasers, the Funding Agents and the Agent are parties to that certain Amended and Restated Receivables Purchase Agreement, dated as of November 4, 2010 (the “Receivables Purchase Agreement”); and

WHEREAS, the parties to the Receivables Purchase Agreement have agreed to amend the Receivables Purchase Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendment to the Receivables Purchase Agreement. Effective as of the Effective Date, subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Receivables Purchase Agreement is hereby amended as follows:

1.1. The second sentence of Section 1.2(a) of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“Each Purchase Notice shall be subject to Section 6.2 hereof and, except as set forth below, shall be irrevocable and shall specify the requested Purchase Price and each Purchaser Group’s Percentage thereof (which shall not be less than $1,000,000 or a larger integral multiple of $100,000) and date of purchase (which shall be a Business Day) and, in the event all or a portion of such Incremental Purchase is to be funded by one or more Committed Purchasers, the requested Discount Rate and, except as otherwise provided in the definition of “Tranche Period,” the requested Tranche Period; provided, however, that not more than five (5) Purchase Notices may be delivered in any one calendar month and not more than one (1) unfunded Purchase Notice may be outstanding at any one time.”

1.2. Section 4.3(a) of the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a) Except as otherwise provided in the definition of “Tranche Period,” with consultation from (and approval by) the applicable Funding Agent, Seller shall from time to time request Tranche Periods for the Capital funded by the Committed Purchasers in such Funding Agent’s Purchaser Group and the Term-out Period Advances of the Non-Renewing Committed Purchasers in such Funding Agent’s Purchaser Group; provided, that if at any time the Committed Purchasers shall have a Purchaser Interest or a Term-out Period Advance, Seller shall always request Tranche Periods such that at least one Tranche Period shall end on the date specified in clause (A) of the definition of Settlement Date.”

1.3. Section 7.1(j) of the Receivables Purchase Agreement is hereby amended by deleting the second sentence thereof in its entirety.

1.4. The definition of “Accrued Promotional Reserves” set forth on Exhibit I to the Receivables Purchase Agreement is hereby deleted.

1.5. The definition of “Base Rate” set forth on Exhibit I to the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“Base Rate” means a rate per annum equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Effective rate plus 0.50% and (iii) the interest rate referenced in clause (a)(i) of the definition of “LIBO Rate” plus 1.00%.

1.6. The definition of “CP Costs” set forth on Exhibit I to the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“CP Costs” means:

(i) for each day, with respect to Three Pillars, an amount equal to the sum of (A) (x) the product of (1) STRH LIBOR for such day, and (2) the aggregate Capital associated with each Purchaser Interest that shall have been funded by Three Pillars with the issuance of Commercial Paper, divided by (y) 360, plus (B) the commissions and charges charged by placement agents and commercial paper dealers with respect to the Commercial Paper of Three Pillars and other costs associated with the issuance of such Commercial Paper;

(ii) for any Conduit administered or managed by JPMorgan, an amount equal to (A) the product of (1) the Daily/30 Day LIBOR Rate in respect of such day, and (2) the aggregate Capital associated with each Purchaser Interest that shall have been funded by such Conduit with the issuance of Commercial Paper, divided by (B) 360; or

(iii) for each day for any other Conduit, the sum of (a) discount or yield accrued on Pooled Commercial Paper of such Conduit on such day, plus (b) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (c) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper of such Conduit for such day, minus (d) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with such Pooled Commercial Paper, minus (e) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any Purchaser Interest of such Conduit pursuant to the terms of any receivable purchase facilities funded substantially with Pooled Commercial Paper.

In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the related Funding Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Capital associated with any such Incremental Purchase shall, during such period, be deemed to be funded by such Conduit in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Capital.

1.7. The definition of “Dilution Reserve Ratio” set forth on Exhibit I to the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“Dilution Reserve Ratio” means, on any date of determination, a percentage equal to the Dilutions occurring during the month then most recently ended (excluding early payment cash discounts), divided by gross sales for the Originators for such month.

1.8. Clause (v) of the definition of “Eligible Receivable” set forth on Exhibit I to the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“(v) which by its terms is due and payable (A) within 36 days (or, in the case of food service Receivables and beverage Receivables owing to The Carriage House Companies, Inc., 45 days) of the original billing date therefor or (B) more than 36 days (or, in the case of food service Receivables and beverage Receivables owing to The Carriage House Companies, Inc., more than 45 days) but less than 90 days of the original billing date thereof, and has not had its payment terms extended; provided, that in the case of a Receivable of the type described in clause (B) hereof, the Outstanding Balance of such Receivable, when added to the aggregate Outstanding Balance of all other Eligible Receivables of the type described in clause (B) hereof, does not cause the aggregate Outstanding Balance of all Eligible Receivables of the type described in clause (B) hereof to exceed two-percent (2%) of the aggregate Outstanding Balance of all Receivables at such time,”

1.9. The definition of “LIBO Rate” set forth on Exhibit I to the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“LIBO Rate” means:

(a) with respect to the Purchaser Group for which JPMorgan is the Funding Agent, the rate per annum equal to the sum of (i) (a) the offered rate for deposits in U.S. dollars appearing on Reuters Screen LIBOR01 Page (British Bankers’ Association Settlement Date) effective as of 11:00 am (London time) two Business Days prior to the first day of the relevant Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, provided, that, (x) if such screen is not available to the related Funding Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (y) if no such British Bankers’ Association Interest Settlement Rate is available to the Agent, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by the related Funding Agent to be the rate at which the applicable Reference Bank offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the related Funding Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) 3.00% per annum; or

(b) with respect to the Purchaser Group for which STRH is the Funding Agent, for any day, (a) STRH LIBOR for such day, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the related Funding Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period.

The LIBO Rate shall be rounded, if necessary, to the next higher 1/16 of 1%.

1.10. The definition of “Net Receivables Balance” set forth on Exhibit I to the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“Net Receivables Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates (net of the aggregate amount of any promotional accruals with respect to such Obligor reported in the most recently delivered Monthly Report) exceeds the Concentration Limit for such Obligor, (ii) the aggregate amount of Unallocated Cash and (iii) the product of (a) 2.75 and (b) the aggregate amount of Accrued Sales Discount.

1.11. The definition of “Purchaser Group” set forth on Exhibit I to the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“Purchaser Group” means each group consisting of a Funding Agent, one or more Committed Purchasers and, if applicable, one or more Conduits.

1.12. The definition of “Settlement Date” set forth on Exhibit I to the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“Settlement Date” means (A) in respect of each Purchaser Interest of a Conduit or a Committed Purchaser in the Purchaser Group for which STRH is the Funding Agent, the 2nd Business Day after each Monthly Reporting Date, and (B) in respect of each Purchaser Interest of any other Committed Purchaser, the last day of the relevant Tranche Period.

1.13. The definition of “Settlement Period” set forth on Exhibit I to the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“Settlement Period” means (A) in respect of each Purchaser Interest of a Conduit or a Committed Purchaser in the Purchaser Group for which STRH is the Funding Agent, the immediately preceding Accrual Period, and (B) in respect of each Purchaser Interest of any other Committed Purchaser, the entire Tranche Period of such Purchaser Interest.

1.14. The definition of “Tranche Period” set forth on Exhibit I to the Receivables Purchase Agreement is hereby amended and restated in its entirety as follows:

“Tranche Period” means, with respect to any Purchaser Interest or Term-out Period Advance held by a Committed Purchaser:

(a) (i) if such Committed Purchaser is a member of the Purchaser Group for which STRH is the Funding Agent, each Accrual Period or (ii) if such Committed Purchaser is a member of any other Purchaser Group and Yield for such Purchaser Interest or Term-out Period Advance is calculated on the basis of the LIBO Rate, a period of one, two, three or six months selected by Seller with the approval of the related Funding Agent (which consent shall not be unreasonably withheld) pursuant to this Agreement, or such other period as may be mutually agreeable to such Funding Agent and Seller, commencing on a Business Day selected by Seller or such Funding Agent pursuant to this Agreement and ending on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b) if Yield for such Purchaser Interest or Term-out Period Advance is calculated on the basis of the Base Rate, a period designated by Seller commencing on a Business Day selected by Seller, provided that no such period shall exceed one month.

Except as otherwise set forth in clause (a)(i) above, if any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the related Funding Agent.

1.15. Exhibit I to the Receivables Purchase Agreement is hereby amended by adding the following new defined terms in the appropriate alphabetical locations:

“Daily/30 Day LIBOR Rate” shall mean, for any day with respect to the Purchaser Group for which JPMorgan is the Funding Agent, a rate per annum equal to the thirty (30) day London-Interbank Offered Rate appearing on the Bloomberg BBAM (British Bankers Association) Page (or on any successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by JPMorgan from time to time in accordance with its customary practices for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) on such day or, if such day is not a Business Day in London, the immediately preceding Business Day in London. In the event that such rate is not available on any day at such time for any reason, then the “Daily/30 Day LIBOR Rate” for such day shall be the rate at which thirty (30) day U.S. Dollar deposits of $5,000,000 are offered by the principal London office of JPMorgan in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on such day; and if JPMorgan is for any reason unable to determine the Daily/30 Day LIBOR Rate in the foregoing manner or has determined in good faith that the Daily/ 30 Day LIBOR Rate determined in such manner does not accurately reflect the cost of acquiring, funding or maintaining a Purchaser Interest, the Daily/30 Day LIBOR Rate for such day shall be the Base Rate.

“STRH” means SunTrust Robinson Humphrey, Inc., and any successor thereto.

“STRH LIBOR” means, on any day, the rate per annum appearing on page BBAM on the Bloomberg Terminal (successor to Telerate page 3750) (or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits for one month in United States dollars) at approximately 11:00 a.m. (London time) on such day as determined by STRH; provided, that, in the event no such rate is shown, the applicable rate under this clause (a) shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) based on the rates at which Dollar deposits for one month are displayed on page “LIBOR” of the Reuters Screen as of 11:00 a.m. (London time) as determined by STRH (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two (2) such rates are displayed, or if no such rate is relevant, the applicable rate under this clause shall be the rate per annum equal to the average of the rates at which deposits in United States dollars are offered by SunTrust Bank at approximately 11:00 a.m. (London time) on such day to prime banks in the London interbank market for a one month.

1.16. Schedule A to the Receivables Purchase Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

1.17. Schedule B to the Receivables Purchase Agreement is hereby deleted in its entirety and replaced with Schedule B attached hereto.

Section 2. Conditions Precedent. This Amendment shall become effective as of the date hereof (the “Effective Date”) upon the receipt by the Agent of (a) this Amendment, (b) that certain Amendment No. 1 to Receivables Sale Agreement of even date herewith among the Seller and the Originators, (c) that certain Transfer and Release Letter, of even date herewith, among the Agent, the Seller and Post Foods, LLC, in each case, duly executed by the parties hereto or thereto.

Section 3. Representations and Warranties. Each of the Seller and the Master Servicer hereby represents and warrants that:

3.1. This Amendment and the Receivables Purchase Agreement, as amended hereby, constitute legal, valid and binding obligations of such parties and are enforceable against such parties in accordance with their terms.

3.2. Upon the effectiveness of this Amendment and after giving effect hereto, the covenants, representations and warranties of each such party, respectively, set forth in Article IV of the Receivables Purchase Agreement, as amended hereby, are true and correct in all material respects as of the date hereof.

3.3. Upon the effectiveness of this Amendment, no event or circumstance has occurred and is continuing which constitutes, or would with the giving of notice or lapse of time, or both, constitute an Amortization Event.

Section 4. Reference to and Effect on the Receivables Purchase Agreement.

4.1. Upon the effectiveness of this Amendment hereof, on and after the date hereof, each reference in the Receivables Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Receivables Purchase Agreement and its amendments, as amended hereby.

4.2. The Receivables Purchase Agreement, as amended hereby, and all other amendments, documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

4.3. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Purchasers, the Funding Agents or the Agent, nor constitute a waiver of any provision of the Receivables Purchase Agreement, any Transaction Document or any other documents, instruments and agreements executed and/or delivered in connection therewith.

Section 5. Governing Law. THIS AMENDMENT AND THE OBLIGATIONS HEREUNDER, SHALL IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

Section 6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

Section 7. Counterparts; Facsimile or Electronic Signatures. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment. Delivery by facsimile or electronic mail (via .pdf file) of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof.

Section 8. Entire Agreement. The parties hereto hereby agree that this Amendment constitutes the entire agreement concerning the subject matter hereof and supersedes any and all written and/or oral prior agreements, negotiations, correspondence, understandings and communications.

Section 9. Fees, Costs and Expenses. Ralcorp shall pay on demand all reasonable and invoiced fees and out-of-pocket expenses of Sidley Austin LLP, counsel for the Agent and the Funding Agents, incurred in connection with the preparation, negotiation, execution and delivery of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

RALCORP RECEIVABLES CORPORATION, as Seller

By:	/s/ S. Monette
Name:	S. Monette
Title:	President

RALCORP HOLDINGS, INC., as Master Servicer

By:	/s/ S. Monette
Name:	S. Monette
Title:	Corporate Vice President, Treasurer and Corporate Development Officer

Signature Page to Amendment No. 1 to

Amended and Restated Receivables Purchase Agreement

JPMORGAN CHASE BANK, N.A., as Agent, a Funding Agent and as Committed Purchaser

By:	/s/ Joel C. Gedroic
Name:	Joel C. Gedroic
Title:	Executive Director

CHARIOT FUNDING LLC, (successor by merger to Falcon Asset Securitization Company LLC) as a Conduit

By:	JPMorgan Chase Bank, N.A., its attorney-in-fact

By:	/s/ Joel C. Gedroic
Name:	Joel C. Gedroic
Title:	Executive Director

Signature Page to Amendment No. 1 to

Amended and Restated Receivables Purchase Agreement

SUNTRUST BANK, as a Committed Purchaser

By:	/s/ Joseph Franke
Name:	Joseph Franke
Title:	Senior Vice President

SUNTRUST ROBINSON HUMPHREY, INC., as a Funding Agent

By:	/s/ Michael Peden
Name:	Michael Peden
Title:	Vice President

THREE PILLARS FUNDING LLC, as a Conduit

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

Signature Page to Amendment No. 1 to

Amended and Restated Receivables Purchase Agreement

SCHEDULE A

Purchaser Groups; Commitments

JPMorgan Purchaser Group:

Conduit:	Chariot Funding LLC
Conduit Purchase Limit:	$65,000,000
Committed Purchaser(s):	JPMorgan Chase Bank, N.A.
Commitment(s):	$65,000,000
Funding Agent:	JPMorgan Chase Bank, N.A.
Reference Bank:	JPMorgan Chase Bank, N.A.

SunTrust Purchaser Group:

Conduit:	Three Pillars Funding LLC
Conduit Purchase Limit:	$45,000,000
Committed Purchaser(s):	SunTrust Bank
Commitment(s):	$45,000,000
Funding Agent:	SunTrust Robinson Humphrey, Inc.
Reference Bank:	SunTrust Bank